                                                                    EXHIBIT 4.14

                                                                [EXECUTION COPY]


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                            NOTE PURCHASE AGREEMENT

        (VARIABLE FUNDING RENTAL CAR ASSET BACKED NOTES, SERIES 1998-1),


                           dated as of March 4, 1998,


                                     among


                           RENTAL CAR FINANCE CORP.,


                     DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.,
                              as Master Servicer,

                                      and

                         DOLLAR THRIFTY FUNDING CORP.,
                               as Note Purchaser


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
                               TABLE OF CONTENTS

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
                                                        ARTICLE I
                                                       DEFINITIONS

SECTION 1.01     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

                                                        ARTICLE II
                                              PURCHASE AND SALE OF THE NOTES

SECTION 2.01     Purchases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
SECTION 2.02     Borrowing Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
SECTION 2.03     Decreases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
SECTION 2.04     CP Stop Issuance Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

                                                       ARTICLE III
                                                    INTEREST AND FEES

SECTION 3.01     Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
SECTION 3.02     [Reserved].  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
SECTION 3.03     Certain Eurocurrency Rate and Other Provisions under the Liquidity Agreement and Credit
                          Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
SECTION 3.04     Carrying Charges.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

                                                        ARTICLE IV
                                                   OTHER PAYMENT TERMS

SECTION 4.01     Time and Method of Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

                                                        ARTICLE V
                                              REPRESENTATIONS AND WARRANTIES

SECTION 5.01     RCFC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
SECTION 5.02     Master Servicer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
SECTION 5.03     Note Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

                               TABLE OF CONTENTS
                                  (continued)

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                                                        ARTICLE VI
                                                        CONDITIONS

SECTION 6.01     Conditions to Issuance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
SECTION 6.02     Conditions to Initial Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
SECTION 6.03     Conditions to Each Borrowing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

                                                       ARTICLE VII
                                                        COVENANTS

SECTION 7.01     Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

                                                       ARTICLE VIII
                                                 MISCELLANEOUS PROVISIONS

SECTION 8.01     Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
SECTION 8.02     No Waiver; Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
SECTION 8.03     Binding on Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
SECTION 8.04     Survival of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
SECTION 8.05     Payment of Costs and Expenses; Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
SECTION 8.06     Characterization as Related Document; Entire Agreement . . . . . . . . . . . . . . . . . . . . . . .  14
SECTION 8.07     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
SECTION 8.08     Severability of Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
SECTION 8.09     Tax Characterization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
SECTION 8.10     No Proceedings; Limited Recourse . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
SECTION 8.11     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
SECTION 8.12     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
SECTION 8.13     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17


                                    EXHIBITS

EXHIBIT A        Form of Advance Request

                            NOTE PURCHASE AGREEMENT


         THIS NOTE PURCHASE AGREEMENT, dated as of March 4, 1998 (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, this "Agreement"), is made among RENTAL CAR FINANCE CORP., an Oklahoma corporation ("RCFC"), DOLLAR THRIFTY AUTOMOTIVE GROUP, INC., a Delaware corporation ("DTAG" or the "Master Servicer"), and DOLLAR THRIFTY FUNDING CORP., an Oklahoma corporation ("DTFC" or the "Note Purchaser").


                                   BACKGROUND

                 1. Contemporaneously with the execution and delivery of this Agreement, RCFC is entering into (a) the Series 1998-1 Supplement, dated as of even date herewith (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, the "Series 1998-1 Supplement"), between RCFC, as Issuer, and Bankers Trust Company, a New York banking corporation, as the Trustee (in such capacity, together with its successors in trust in such capacity, the "Trustee"), and as the Enhancement Agent (in such capacity, the "Enhancement Agent"), to the Base Indenture, dated as of December 13, 1995 (as amended by the Amendment to Base Indenture, dated as of December 23, 1997, and as the same may be further amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the "Base Indenture"), between RCFC and the Trustee, and (b) the Master Motor Vehicle Lease and Servicing Agreement, dated as of even date herewith (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, the "Master Lease") among RCFC, as lessor, the parties identified therein as the Lessees and Servicers, those additional Subsidiaries of DTAG, from time to time becoming Lessees and Servicers thereunder, and DTAG, as Guarantor and Master Servicer, and (c) the other Related Documents (such term, as with the other capitalized terms used herein, shall have the meaning assigned thereto in
Section 1.01 hereof) and CP Program Documents to which RCFC is a party. Pursuant to the Base Indenture and the Series 1998-1 Supplement, RCFC will issue the Rental Car Asset Backed Variable Funding Notes, Series 1998-1 (the "Series 1998-1 Notes").

                 2. RCFC wishes to issue the Series 1998-1 Notes in favor of the Note Purchaser and obtain the agreement of the Note Purchaser to make loans from time to time (each, an "Advance") for the purchase of Series 1998-1 Invested Amounts, all of which Advances (including the Initial Advance) will constitute Increases, and all of which Advances (including the Initial Advance) will be evidenced by the Series 1998-1 Notes purchased in connection herewith and will constitute purchases of Series 1998-1 Invested Amounts corresponding to the amount of such Advances. Subject to the terms and conditions of this Agreement, the Note Purchaser is willing to make Advances from time to time to fund purchases of Series 1998-1 Invested Amounts in an aggregate outstanding amount up to the amount set forth below its name on the signature pages to this Agreement until the commencement of the Series 1998-1 Rapid Amortization Period. DTAG has joined in this Agreement to confirm certain representations, warranties and covenants made by it as Master Servicer for the benefit of the Note Purchaser and the Collateral Agent.

         NOW THEREFORE, in consideration of the premises and of the agreements herein contained, and for due and adequate consideration, which the parties hereto hereby acknowledge, the parties hereto hereby agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

                 SECTION 1.01 Definitions. As used in this Agreement and unless the context requires a different meaning, capitalized terms used but not defined herein (including the preamble and the recitals hereto) shall have the meanings assigned to such terms in (i) the Series 1998-1 Supplement, as such may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, (ii) the Definitions List attached as Annex A to the Liquidity Agreement, as such Definitions List may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of the Liquidity Agreement, and (iii) the Definitions List attached as Schedule 1 to the Base Indenture as in effect as of the date hereof, as such Definitions List may be further amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of the Base Indenture, provided that to the extent, if any, that any capitalized term used but not defined herein has a meaning assigned to such term in more than one of the lists or agreements referred to in clauses (i) through (iii), then
(x) if a meaning is assigned to such term in the Series 1998-1 Supplement, such meaning shall apply herein, and (y) if a meaning is not assigned to such term in the Series 1998-1 Supplement, then the meaning assigned to such term in the Definitions List attached as Annex A to the Liquidity Agreement shall apply herein. In addition, the following terms shall have the following meanings and the definitions of such terms are applicable to the singular as well as the plural form of such terms and to the masculine as well as the feminine and neuter genders of such terms:

                 "Commitment Amount" means, as to the Note Purchaser, the dollar amount set forth under its name on the signature pages hereof, as such amount may be modified from time to time by written agreement between the Note Purchaser, the Master Servicer and RCFC in accordance with the terms hereof.

                 "Increase Date" shall mean the Business Day on which an Increase in the Series 1998-1 Invested Amount occurs.

                 "Initial Advance" means the Advance made under this Agreement as part of the initial Borrowing.

                 "Majority Program Support Providers" means Program Support Providers holding more than 50% of the aggregate commitments of all Program Support Providers.


                                   ARTICLE II
                         PURCHASE AND SALE OF THE NOTES

                 SECTION 2.01 Purchases. Subject to the terms and conditions of this Agreement and the Series 1998-1 Supplement, the Note Purchaser shall upon RCFC's request and satisfaction of all conditions precedent thereto, make Advances from time to time during the Series 1998-1 Revolving Period, provided, that (x) the Note Purchaser will not be required or permitted to make an Advance on any date if, after giving effect to such Advance, the Series 1998-1 Invested Amount would exceed the Series 1998-1 Maximum Invested Amount, (y) the Note Purchaser will not be required or permitted to make any Advance if, after giving effect thereto and the use of proceeds therefrom, either (i) a Series 1998-1 Enhancement Deficiency exists or would exist, (ii) an Asset Amount Deficiency exists or would exist or (iii) a CP Borrowing Base Deficiency exists or would exist as determined by the Master Servicer. All Advances on any date shall be allocated (i) with respect to the Initial Advance, according to the Series 1998-1 Initial Invested Amount; and (ii) thereafter, according to the provisions in Section 4A.2 of the Series 1998-1 Supplement for allocating Increases to the Series 1998-1 Invested Amount. Each of the Advances to be made on any date shall be made singly as part of a single borrowing (each such single borrowing being a "Borrowing"). Subject to the terms of this Agreement and the Series 1998- 1 Supplement, the aggregate principal amount of the Advances represented by the Series 1998-1 Notes may be increased or decreased from time to time.

                 SECTION 2.02 Borrowing Procedures. Whenever RCFC wishes the Note Purchaser to make an Advance, RCFC shall (or shall cause the Master Servicer to) notify each of the Collateral Agent and the Trustee upon irrevocable written notice delivered to the Collateral Agent and the Trustee no later than the opening of business on the Business Day of the proposed Borrowing (which Borrowing date shall, except in the case of the Initial Advances, be an Increase Date). Each such notice shall be irrevocable and shall in each case refer to this Agreement and specify the aggregate amount of the requested Borrowing to be made on such date (which Borrowing shall be in an amount equal to at least $250,000 and, in the case of the Initial Advance only, in an aggregate minimum amount of $1,000,000. The Collateral Agent shall promptly advise the Note Purchaser of any notice given pursuant to this section, and promptly upon the Collateral Agent's receipt of notice from the Note Purchaser on whether the Note Purchaser shall make such Advances shall notify each of RCFC and the Trustee whether the Note Purchaser has determined to make such Advances. On the date of each Borrowing and subject to the other conditions set forth herein and in the Series 1998-1 Supplement, the Note Purchaser shall make available to RCFC the amount of such Advance by wire transfer in U.S. dollars of such amount in same day funds to the Series 1998-1 Collection Account no later than 5:00 p.m. (New York City time) on the proposed date of such Borrowing.

                 SECTION 2.03 Decreases. (a) Mandatory Decreases. Whenever the Enhancement Amount is less than the Minimum Enhancement Amount or an Asset Amount Deficiency exists, then, on the Payment Date immediately following discovery of such deficiency, RCFC shall decrease the Series 1998-1 Invested Amount of the Series 1998-1 Notes as required under Section 4A.3(a) of the Series 1998-1 Supplement.

                 (b) Voluntary Decreases. Upon at least three (3) Business Days' prior irrevocable notice to the Note Purchaser in writing, RCFC may voluntarily reduce the Series 1998-1 Invested Amount of the Series 1998-1 Notes in accordance with the procedures set forth in Section 4A.3(b) of the Series 1998-1 Supplement.

                 SECTION 2.04 CP Stop Issuance Events. Notwithstanding anything to the contrary herein, upon the occurrence and during the continuation of a CP Stop Issuance Event, the Note Purchaser shall not make any Advances hereunder and shall not issue Commercial Paper Notes in order to fund or maintain its investments in the Series 1998-1 Notes. Each of RCFC and the Master Servicer agrees to give the Collateral Agent and the Note Purchaser prompt written notice of any CP Stop Issuance Event. It is expressly understood that the occurrence of a CP Stop Issuance Event once no longer continuing shall not relieve the Note Purchaser of its obligation to make future Advances hereunder.


                                  ARTICLE III
                               INTEREST AND FEES

                 SECTION 3.01  Interest.    Each Advance funded or maintained by
the Note Purchaser during the relevant Fixed Period (a) through the issuance of Commercial Paper Notes shall bear interest at the CP Rate for such Fixed Period as determined by DTFC pursuant to the Liquidity Agreement and (b) through means other than the issuance of Commercial Paper Notes shall bear interest at (i) the Base Rate as determined by the Liquidity Agent pursuant to the Liquidity Agreement or (ii) if the required notice has been given, the Eurodollar Rate for such Fixed Period as determined by the Liquidity Agent pursuant to the Liquidity Agreement, except as otherwise provided in the definition of Fixed Period; provided, however, that in each case, if a Series 1998-1 Rapid Amortization Period has commenced and is continuing, then interest on the Advances shall bear interest at a per annum rate equal to the Base Rate plus 0.50%.

                 (a) Interest shall be due and payable on each Payment Date in accordance with the provisions set forth in Section 4.9 of the Series 1998-1 Supplement.

                 (b) All computations of interest at the CP Rate and Eurodollar Rate shall be made on the basis of a year of 360 days and the actual number of days elapsed and all computations of interest at the Base Rate shall be made on the basis of a 365 (or 366, as applicable) day year and actual number of days elapsed. Whenever any payment of interest or principal in respect of any Advance shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest owed.

                 SECTION 3.02  [Reserved].

                 SECTION 3.03 Certain Eurocurrency Rate and Other Provisions under the Liquidity Agreement and Credit Agreement. If any Program Support Provider is unable to provide Eurodollar loans, or experiences increased costs, funding losses, increased capital costs, taxes, or other expenses pursuant to Sections 5.1, 5.2, 5.3, 5.4, 5.5, and 5.6 of the Liquidity Agreement or Sections 5.1, 5.2, 5.3, 5.4, 5.5, and 5.6 of the Credit Agreement, such amounts shall be payable by RCFC to DTFC and by DTFC directly to such Program Support Provider. DTFC agrees that any notices it receives from any Program Support Provider pursuant to such sections shall be promptly remitted by DTFC to RCFC.

                 SECTION 3.04 Carrying Charges. Any amounts payable by RCFC or DTFC under Section 3.03 shall constitute Carrying Charges within the meaning of the Indenture.


                                   ARTICLE IV
                              OTHER PAYMENT TERMS

                 SECTION 4.01 Time and Method of Payment. All amounts payable to the Note Purchaser hereunder or with respect to the Series 1998-1 Notes shall be made to the Collateral Agent for deposit to the Collateral Account by wire transfer of immediately available funds in Dollars not later than 2:00 p.m., New York City time, on the date due. Any funds received after that time will be deemed to have been received on the next Business Day. The Collateral Agent shall distribute all payments to the Note Purchaser for deposit to the Collateral Account prior to the close of business on the Business Day on which any payment is deemed received.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

                 SECTION 5.01 RCFC. RCFC represents and warrants to the Note Purchaser that each of its representations and warranties in the Base Indenture, the Master Lease and the other Related Documents is true and correct and further represents and warrants that:

                          (a) no Amortization Event, Liquidation Event of Default or Limited Liquidation Event of Default or event which, with the giving of notice or the passage of time or both would constitute any of the foregoing, has occurred and is continuing;

                          (b) assuming the Note Purchaser is not purchasing with a view toward further distribution and there has been no general solicitation or general advertising within the meaning of the Securities Act, the offer and sale of the Series 1998-1 Notes in the manner contemplated by this Agreement is a transaction exempt from the registration requirements of the Securities Act, and the Base Indenture is not required to be qualified under the Trust Indenture Act;

                          (c) RCFC has furnished to the Collateral Agent true, accurate and (except as otherwise consented by the Collateral Agent) complete copies of all other Related Documents (including all other series supplements) to which it is a party as of the Series 1998-1 Closing Date, all of which Related Documents are in full force and effect as of the Series 1998-1 Closing Date and no terms of any such agreements or documents have been amended, modified or otherwise waived as of such date; and

                          (d) the Commercial Paper Notes have been rated A-1 by Standard & Poor's, P-1 by Moody's, and D-1 by DCR both of which ratings are in effect and neither of which ratings has been reduced or withdrawn for any reason other than due to a downgrade or withdrawal of the rating of a Liquidity Lender.

                 SECTION 5.02 Master Servicer. The Master Servicer represents and warrants to the Note Purchaser that:

                          (a) each representation and warranty made by it in the Master Lease and each Related Document to which it is a party (including any representations and warranties made by it as Master Servicer) is true and correct in all material respects as of the date originally made and as of the Series 1998-1 Closing Date;

                          (b) the audited consolidated balance sheet of the Master Servicer and its Consolidated Subsidiaries as of December 31, 1996 and the related statements of income, changes in stockholders equity and cash flow as of and for the fiscal year ending on such date (including in each case the schedules and notes thereto) (the

         "Financial Statements"), have been prepared in accordance with GAAP and present fairly in all material respects the financial position of the Master Servicer and its Consolidated Subsidiaries as of the dates thereof and the results of their operations for the periods covered thereby.

                 SECTION 5.03 Note Purchaser. The Note Purchaser represents and warrants to RCFC and the Master Servicer, as of the date hereof (or as of a subsequent date on which a successor or assign of the Note Purchaser shall become a party hereto), that:

                          (a) it has had an opportunity to discuss RCFC's and the Master Servicer's business, management and financial affairs, and the terms and conditions of the proposed purchase, with RCFC and the Master Servicer and their respective representatives;

                          (b) it is an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act and has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of investing in, and is able and prepared to bear the economic risk of investing in, the Series 1998-1 Notes;

                          (c) it is purchasing the Series 1998-1 Notes for its own account, or for the account of one or more "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act that meet the criteria described in subsection (b) and for which it is acting with complete investment discretion, for investment purposes only and not with a view to distribution, subject, nevertheless, to the understanding that the disposition of its property shall at all times be and remain within its control;

                          (d) it understands that the Series 1998-1 Notes have not been and will not be registered or qualified under the Securities Act or any applicable state securities laws or the securities laws of any other jurisdiction and are being offered only in a transaction not involving any public offering within the meaning of the Securities Act and may not be resold or otherwise transferred unless so registered or qualified or unless an exemption from registration or qualification is available, that RCFC is not required to register the Series 1998-1 Notes, and that any transfer must comply with provisions of Section
         2.9 of the Base Indenture;

                          (e) it understands that the Series 1998-1 Notes will bear the legend set out in the form of Series 1998-1 Notes attached as Exhibit A to the Series 1998-1 Supplement and be subject to the restrictions on transfer described in such legend;

                          (f) it will comply with all applicable federal and state securities laws in connection with any subsequent resale of the Series 1998-1 Notes;

                          (g) it understands that the Series 1998-1 Notes may be offered, resold, pledged or otherwise transferred with the Master Servicer's prior written consent only (A) to RCFC, (B) in a transaction meeting the requirements of Rule 144A under the Securities Act, (C) outside the United States to a foreign person in a transaction meeting the requirements of Regulation S under the Securities Act, or (D) in a transaction complying with or exempt from the registration requirements of the Securities Act and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction;

                          (h) if it desires to offer, sell or otherwise transfer, pledge or hypothecate the Series 1998- 1 Notes as described in clause (B) or (D) of the preceding paragraph, the transferee of the Series 1998-1 Notes will be required to deliver a certificate and may under certain circumstances be required to deliver an opinion of counsel, in each case, as described in the Base Indenture, reasonably satisfactory in form and substance to the applicable seller, that an exemption from the registration requirements of the Securities Act applies to such offer, sale, transfer or hypothecation. Upon original issuance thereof, and until such time as the same may no longer be required under the applicable requirements of the Securities Act, the certificate evidencing the Series 1998-1 Notes (and all securities issued in exchange therefor or substitution thereof) shall bear a legend substantially in the form of the Series 1998-1 Notes included in the Series 1998-1 Supplement. The Note Purchaser understands that the registrar and transfer agent for the Series 1998-1 Notes will not be required to accept for registration of transfer the Series 1998-1 Notes acquired by it, except upon presentation of an executed letter in this form; and

                          (i) it will obtain from any purchaser of the Series 1998-1 Notes substantially the same representations and warranties contained in the foregoing paragraphs.


                                   ARTICLE VI
                                   CONDITIONS

                 SECTION 6.01 Conditions to Issuance. The Note Purchaser will have no obligation to purchase the Series 1998-1 Notes hereunder unless:

                          (a) the Base Indenture shall be in full force and effect; and

                          (b) at the time of such issuance, all conditions to the issuance of the Series 1998-1 Notes under the Series 1998-1 Supplement and under Section 2.2 of the Base Indenture shall have been satisfied.

                 SECTION 6.02 Conditions to Initial Borrowing. The obligation of the Note Purchaser to fund the initial Borrowing hereunder shall be subject to the satisfaction of the conditions precedent that the Collateral Agent shall have received duly executed and authenticated Series 1998-1 Notes registered in its name and stating that the principal amount thereof shall not exceed the Series 1998-1 Maximum Invested Amount.

                 SECTION 6.03 Conditions to Each Borrowing. The obligation of the Note Purchaser to fund any Borrowing on any day (including the initial Borrowing) shall be subject to the conditions precedent that on the date of the Borrowing, before and after giving effect thereto and to the application of any proceeds therefrom, the following statements shall be true:

                          (a) (i) the representations and warranties of RCFC set out in this Agreement (with the exception of Sections 5.01(b) and 5.01(d), which shall have been true and accurate in all material respects on the Series 1998-1 Closing Date), (ii) the representations and warranties of the Master Servicer set out in this Agreement (with the exception of Sections 5.02(a) and 5.02(b), which shall have been true and accurate on the Series 1998-1 Closing Date), and (iii) the representations and warranties of RCFC and the Master Servicer set out in the Base Indenture and the other CP Program Documents and other Related Documents to which each is a party (with the exception of Sections 23.2, 23.3, 23.4 and 23.9 of the Master Lease, which shall have been true and accurate on the Series 1998-1 Closing Date) shall, in each such case, be true and accurate as of the date of the Borrowing with the same effect as though made on that date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); provided that, with respect to the representations and warranties of RCFC and the Master Servicer in the Base Indenture only, and without limiting any representations and warranties of RCFC contained in any other Related Document or CP Program Document, the condition precedent set forth in this Section 6.03(a) shall be satisfied if such representations and warranties are true and correct in all material respects (to the extent such representation and warranty does not contain a materiality limitation in its terms) on the applicable date referred to in this Section 6.03(a);

                          (b) the Series 1998-1 Rapid Amortization Period has not commenced;

                          (c) the Collateral Agent shall have received the Monthly Noteholders' Statement for the Related Month immediately preceding the date of such Borrowing and an executed advance request in the form of Exhibit A hereto (each such request, an "Advance Request") certifying as to the current Aggregate Asset Amount, Enhancement Amount and CP Borrowing Base; and

                          (d) all conditions specified in Section 2.01 of this Agreement shall have been satisfied.

                 The giving of any notice pursuant to Section 2.02 shall constitute a representation and warranty by RCFC and the Master Servicer that all conditions precedent to such Borrowing have been satisfied.


                                  ARTICLE VII
                                   COVENANTS

                 SECTION 7.01 Covenants. RCFC and the Master Servicer each severally covenants and agrees that, until the Series 1998-1 Notes have been paid in full and the obligation of the Note Purchaser to make Advances have terminated, it will:

                          (a) duly and timely perform and cause the Lessees to duly and timely perform all of their respective covenants and obligations under each Related Document to which it is a party;

                          (b) not and will cause the Lessees not to, except as contemplated by Section 3.2(a) of the Base Indenture with respect to the Master Lease or clauses (d) through (h) of Section 11.1 of the Base Indenture, amend, modify, waive or give any approval, consent or permission under, any provision of the Base Indenture or any other Related Document to which it is a party unless any such amendment, modification, waiver or other action is in writing and made in accordance with the terms of the Base Indenture or such other Related Document, as applicable;

                          (c) at the same time any report, notice or other document is provided to the Rating Agencies and/or the Trustee, or caused to be provided, by RCFC or the Master Servicer under the Base Indenture (including, without limitation, under Sections 7.3, 7.10,
         7.11 and/or 7.14 thereof), or by any of the Lessees or the Master Servicer to RCFC under the Master Lease (including, without limitation, under Section 24.4 thereof), provide the Collateral Agent with a copy of such report, notice or other document; provided, however, that neither the Master Servicer nor RCFC shall have any obligation under this Section 7.01(c) to deliver to the Collateral Agent copies of any (i) Monthly Noteholders' Statements which relate solely to a series of Notes other than the Series 1998-1 Notes or (ii) vehicle identification number listings;

                          (d) at any time and from time to time, following reasonable prior notice from the Collateral Agent, and during regular business hours, permit the Collateral Agent, or its agents, representatives or permitted assigns, access to the offices of, the Master Servicer, any Lessee and RCFC applicable, (i) to examine and make copies of and abstracts from all documentation relating to the Collateral on the same terms as are provided to the Trustee under Section 7.8 of the Base Indenture, as applicable, and (ii) to visit the offices and properties of, the Master Servicer, any Lessee and RCFC for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to the Collateral, or the administration and performance of the Base Indenture, the Series 1998-1 Supplement and the other Related Documents with any of the officers or employees of, the Master Servicer, any Lessee and/or RCFC, as applicable, having knowledge of such matters;

                          (e) [reserved];

                          (f) promptly upon becoming aware of any Potential Amortization Event, Amortization Event, Potential Lease Event of Default, Lease Event of Default, Potential Event of Default (as defined in the CP Enhancement Letter of Credit Application and Agreement) or Event of Default (as defined in the CP Enhancement Letter of Credit Application and Agreement), provide the Liquidity Agent and each of the Liquidity Lenders in the manner provided in
         Section 11.2 of the Liquidity Agreement with written notice thereof;

                          (g) not amend any of its Organic Documents without the prior written consent of the Required Liquidity Providers and each of the Rating Agencies; and

                          (h) deliver to each of the Collateral Agent and the Liquidity Agent in the manner provided in Section 9.04 of the Collateral Agreement the notice required to be provided by RCFC to each of the Trustee and the Master Collateral Agent regarding any change in the location of its principal office or change in its name pursuant to Section 7.21 of the Base Indenture simultaneously within the time frame in which such notice is required to be delivered to the Trustee and the Master Collateral Agent.


                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS

                 SECTION 8.01 Amendments. No amendment to or waiver of any provision of this Agreement, nor consent to any departure by the Master Servicer, RCFC or the Collateral Agent therefrom, shall in any event be effective unless the same shall be in writing and signed by the Master Servicer, RCFC, the Collateral Agent and the Note Purchaser, and Rating Agency confirmation shall have been obtained with respect thereto; provided, however, that any amendment to or waiver of any provision of this Agreement, or any consent to or any departure by the Master Servicer, RCFC or the Collateral Agent herefrom shall not require Rating Agency confirmation to be obtained with respect thereto if such amendment or waiver or any such consent or departure herefrom is effected only to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein or which is otherwise defective, or to make any other provisions with respect to matters or questions arising under this Agreement which shall not be inconsistent with the provisions of this Agreement or the other CP Program Documents or other Related Documents.

                 SECTION 8.02 No Waiver; Remedies. Any waiver, consent or approval given by any party hereto shall be effective only in the specific instance and for the specific purpose for which given, and no waiver by a party of any breach or default under this Agreement shall be deemed a waiver of any other breach or default. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder, or any abandonment or discontinuation of steps to enforce the right, power or privilege, preclude any other or further exercise thereof or the exercise of any other right. No notice to or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in the same, similar or other circumstances. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                 SECTION 8.03 Binding on Successors and Assigns. (a) This Agreement shall be binding upon, and inure to the benefit of, RCFC, the Master Servicer, the Collateral Agent, the Note Purchaser and their respective successors and assigns; provided, however, that neither RCFC nor the Master Servicer may assign its rights or obligations hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of the Note Purchaser and provided, further, that the Note Purchaser may not transfer, pledge, assign, sell participations in or otherwise encumber its rights or obligations hereunder or in connection herewith or any interest herein except as permitted under this section.
Nothing expressed herein is intended or shall be construed to give any Person other than the Persons referred to in the preceding sentence any legal or equitable right, remedy or claim under or in respect of this Agreement.

                 (b) Notwithstanding any other provision set forth in this Agreement, the Note Purchaser may at any time grant to one or more Program Support Providers a participating interest in or lien on the Note Purchaser's interests in the Advances made hereunder and such Program Support Provider, with respect to its participating interest, shall be entitled to the benefits of the Note Purchaser under this Agreement.

                 SECTION 8.04 Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the Series 1998-1 Notes delivered pursuant hereto shall survive the making and the repayment of the Advances and the execution and delivery of this Agreement and the Series 1998-1 Notes and shall continue in full force and effect until all interest and principal on the Series 1998-1 Notes and other amounts owed hereunder have been paid in full and the commitment of the Note Purchaser hereunder has been terminated. In addition, the obligations of RCFC and DTFC under Section 3.03 shall survive the termination of this Agreement.

                 SECTION 8.05  Payment of Costs and Expenses; Indemnification.
(a) Payment of Costs and Expenses. RCFC agrees to pay on demand (or reimburse) all reasonable expenses of the Note Purchaser (including the reasonable fees and out-of-pocket expenses of counsel to the Note Purchaser, if any, who may be retained by counsel to the Note Purchaser) in connection with

                 (i) the negotiation, preparation, execution, delivery and administration of this Agreement and of each other Related Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Related Document as may from time to time hereafter be proposed, whether or not the transactions contemplated hereby or thereby are consummated, and

                 (ii) the consummation and performance of the transactions contemplated by this Agreement, the CP Program Documents and the other Related Documents, including, without limitation, fees, costs, expenses and indemnities for the Collateral Agent, Liquidity Agent, each Liquidity Lender, each Dealer, and the Depositary.

RCFC further agrees to pay, and to save the Note Purchaser harmless from all liability for, (i) any breach by RCFC of its obligations under this Agreement
(ii) all reasonable costs incurred by the Note Purchaser in enforcing this Agreement and (iii) any stamp, documentary or other taxes which may be payable in connection with the execution or delivery of this Agreement, any Borrowing hereunder, or the issuance of the Series 1998-1 Notes or any other Related Documents. RCFC also agrees to reimburse the Note Purchaser upon demand for all reasonable out-of-pocket expenses incurred by the Note Purchaser in connection with (x) the negotiation of any restructuring or "work-out", whether or not consummated, of the Related Documents and (y) the enforcement of the Related Documents.

                 (b) Indemnification. In consideration of the execution and delivery of this Agreement by the Note Purchaser, RCFC hereby indemnifies and holds the Note Purchaser, the Collateral Agent, and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and reasonable expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought and including, without limitation, any liability in connection with the offering and sale of the Series 1998-1 Notes), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them (whether in prosecuting or defending against such actions, suits or claims) as a result of, or arising out of, or relating to

                 (i) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Advance; or

                 (ii) the entering into and performance of this Agreement and any other Related Document by any of the Indemnified Parties,

except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, RCFC hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The indemnity set forth in this Section 8.05(b) shall in no event include indemnification for any taxes (which indemnification is provided in Section 3.03). RCFC shall give notice to the Rating Agencies of any claim for Indemnified Liabilities made under this Section.

                 (c) Carrying Charges. All expenses payable under this Section
8.05 shall constitute Carrying Charges within the meaning of the Indenture.

                 SECTION 8.06 Characterization as Related Document; Entire Agreement. This Agreement shall be deemed to be a Related Document for all purposes of the Base Indenture and the other Related Documents. This Agreement, together with the Base Indenture, the Series 1998-1 Supplement, the documents delivered pursuant to Section 6.01 and the other Related Documents, including the exhibits and schedules thereto, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all previous oral statements and other writings with respect thereto.

                 SECTION 8.07 Notices. All notices, amendments, waivers, consents and other communications provided to any party hereto under this Agreement shall be in writing and addressed, delivered or transmitted to such party at its address or facsimile number set forth below its signature hereto or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted upon receipt of electronic confirmation of transmission.

                 SECTION 8.08 Severability of Provisions. Any covenant, provision, agreement or term of this Agreement that is prohibited or is held to be void or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement.

                 SECTION 8.09 Tax Characterization. Each party to this Agreement (a) acknowledges that it is the intent of the parties to this Agreement that, for accounting purposes and for all federal, state and local income and franchise tax purposes, the Series 1998-1 Notes will be treated as evidence of indebtedness issued by RCFC, (b) agrees to treat the Series 1998-1 Notes for all such purposes as indebtedness and (c) agrees that the provisions of the Related Documents shall be construed to further these intentions.

                 SECTION 8.10 No Proceedings; Limited Recourse. (a) RCFC. Each of DTAG, the Collateral Agent (solely in its capacity as such) and the Note Purchaser (solely in its capacity as such) hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of any Notes issued by RCFC pursuant to the Base Indenture, it will not institute against, or join with any other Person in instituting against, RCFC, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any Federal or state bankruptcy or similar law, all as more particularly set forth in Section 12.16 of the Base Indenture and subject to any retained rights set forth therein; provided, however, that nothing in this Section 8.10(a) shall constitute a waiver of any right to indemnification, reimbursement or other payment from RCFC pursuant to this Agreement, the Series 1998-1 Supplement or the Base Indenture. In the event that DTAG, the Collateral Agent (solely in its capacity as such) or the Note Purchaser (solely in its capacity as such) takes action in violation of this Section 8.10(a), RCFC agrees that it shall file an answer with the bankruptcy court or otherwise properly contest the filing of such a petition by any such Person against RCFC or the commencement of such action and raise the defense that such Person has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert. The provisions of this Section 8.10(a) shall survive the termination of this Agreement and the resignation or removal of the Collateral Agent. Nothing contained herein shall preclude participation by DTAG, the Collateral Agent or the Note Purchaser in assertion or defense of its claims in any such proceeding involving RCFC. The obligations of RCFC under this Agreement are solely the corporate obligations of RCFC. No recourse shall be had for the payment of any amount owing in respect of this Agreement, including the payment or any fee hereunder or any other obligation or claim arising out of or based upon this Agreement, against any stockholder, employee, officer, director, affiliate or incorporator of RCFC; provided, however, nothing in this Section 8.10(a) shall relieve any of the foregoing Persons from any liability which any such Person may otherwise have for its gross negligence or willful misconduct. In addition, each of the parties hereto agree that all fees, expenses and other costs payable hereunder by RCFC shall be payable only to the extent set forth in Section 12.17 of the Base Indenture and that all other amounts owed to them by RCFC shall be payable solely from amounts that become available for payment pursuant to the Base Indenture and the Series 1998-1 Supplement.

                 (b) DTFC. Each of RCFC, the Master Servicer and the Collateral Agent (solely in its capacity as such), hereby covenants and agrees that it will not, and the Master Servicer will cause the Lessees not to, prior to the date which is one year and one day after the payment in full of the latest maturing Commercial Paper Notes, institute against, or join with any other Person in instituting against, DTFC, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law, subject to any retained rights set forth therein; provided, however, that nothing in this Section 8.10(b) shall constitute a waiver of any right to indemnification, reimbursement or other payment from DTFC pursuant to the Collateral Agreement or other CP Program Document or other Related Document. In the event that RCFC, the Master Servicer, the Collateral Agent (solely in its capacity as such) or any of the Lessees takes action in violation of this Section 8.10(b), DTFC agrees that it shall file an answer with the bankruptcy court or otherwise properly contest the filing of such a petition by any such Person against DTFC or the commencement of such action and raise the defense that such Person has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert. The provisions of this Section 8.10(b) shall survive the termination of this Agreement and the resignation or removal of the Collateral Agent. Nothing contained herein shall preclude participation by RCFC, the Master Servicer, the Collateral Agent or any Lessee in assertion or defense of its claims in any such proceeding involving DTFC. The obligations of DTFC under this Agreement are solely the corporate obligations of DTFC. No recourse shall be had for the payment of any amount owing in respect of this Agreement, including the payment or any fee hereunder or any other obligation or claim arising out of or based upon this Agreement, against any stockholder, employee, officer, director, affiliate or incorporator of DTFC; provided, however, nothing in this Section 8.10(b) shall relieve any of the foregoing Persons from any liability which any such Person may otherwise have for its gross negligence or willful misconduct.

                 SECTION 8.11 Confidentiality. Each of the Collateral Agent and the Note Purchaser agrees that it shall not disclose any Confidential Information to any Person without the prior written consent of DTFC, the Master Servicer, RCFC and the applicable Lessee. Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit any party hereto from (i) disclosing any and all information that is or becomes publicly known through no fault of a Secured Party, (ii) disclosure of any and all information (which makes reference to RCFC or DTFC or this transaction) obtained by any Secured Party from sources (other than RCFC or DTFC) that have not notified the Secured Party or Parties that such information is subject to a confidentiality obligation with RCFC or DTFC (iii) disclosing any and all information (A) if required to do so by any applicable statute, law, rule or regulation, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any aspects of a Secured Party's business or that of its Affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which any Secured Party or an Affiliate or an officer, director or employee thereof is a party, (D) in any preliminary or final offering circular, registration statement or contract or other document pertaining to the transactions contemplated herein approved in advance by RCFC or DTFC or (E) to any Affiliate, independent or internal auditor, agent, employee or attorney of any Secured Party having a need to know the same, provided that the Secured Party advises such recipient of the confidential nature of the information being disclosed or (iv) any other disclosure authorized by RCFC or DTFC.

         "Confidential Information" means information that DTFC, RCFC, the Master Servicer or the applicable Lessee furnishes to the Collateral Agent or the Note Purchaser on a confidential basis, but does not include any such information that is or becomes generally available to the public other than as a result of a disclosure by the Collateral Agent or the Note Purchaser or other Person to which the Collateral Agent or the Note Purchaser delivered such information or that is or becomes available to the Collateral Agent or the Note Purchaser from a source other than DTFC, RCFC, the Master Servicer or applicable Lessee, provided that such source is not (1) known to the Collateral Agent or the Note Purchaser to be bound by a confidentiality agreement with DTFC, RCFC, the Master Servicer or the applicable Lessee, as the case may be, or (2) known to the Collateral Agent or the Note Purchaser to be otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation.

                 SECTION 8.12 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

                 SECTION 8.13 Counterparts. This Agreement may be executed in any number of counterparts (which may include facsimile) and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall constitute one and the same instrument.


                    [Remainder of Page Intentionally Blank]

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and delivered as of the day and year first above written.

                                        RENTAL CAR FINANCE CORP.


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:

                                        Address:    5330 East 31st Street
                                                    Tulsa, Oklahoma 74135

                                        Attention:  Pamela S. Peck
                                        Telephone:  (918) 669-2550
                                        Facsimile:  (918) 669-2301


                                        DOLLAR THRIFTY AUTOMOTIVE GROUP,
                                         INC.


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:

                                        Address:    5330 East 31st Street
                                                    Tulsa, Oklahoma 74135

                                        Attention:  Steven B. Hildebrand
                                        Telephone:  (918) 660-7700
                                        Facsimile:  (918) 669-2970

                                        DOLLAR THRIFTY FUNDING CORP.


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:

                                        Address:   5330 East 31st Street
                                                   Tulsa, Oklahoma 74135
                                        Attention: Michael H. McMahon
                                        Telephone: (918) 669-3914
                                        Facsimile: (918) 669-2925

                                        COMMITMENT AMOUNT: $615,000,000

                                        PERCENTAGE:  100%

Acknowledged and Accepted:

BANKERS TRUST COMPANY,
as Collateral Agent


By:
   -----------------------------
   Name:
   Title:


Address:     4 Albany Street
             New York, New York 10006

Attention:   Commercial Paper Group
Telephone:   (212) 250-3939
Telecopier:  (212) 669-5970

                                                                       EXHIBIT A
                                                      to Note Purchase Agreement

                                  FORM OF ADVANCE REQUEST


Bankers Trust Company,
  as Collateral Agent under
  the Note Purchase Agreement
  referred to below
4 Albany Street
New York, New York 10006

Attention:


Ladies and Gentlemen:

         This Advance Request is delivered to you pursuant to Section 6.03(c) of that certain Note Purchase Agreement, dated as of March 4, 1998 (as amended, supplemented, restated or otherwise modified from time to time, the "Note Purchase Agreement"), among Rental Car Finance Corp., an Oklahoma corporation ("RCFC"), Dollar Thrifty Automotive Group, Inc., a Delaware corporation, as Master Servicer ("DTAG", and in such capacity, the "Master Servicer"), Dollar Thrifty Funding Corp., an Oklahoma corporation ("DTFC"), and Bankers Trust Company, a New York banking corporation, as the Collateral Agent (in such capacity, the "Collateral Agent"). Unless otherwise defined herein or as the context otherwise requires, terms used herein have the meaning assigned thereto under Section 1.01 of the Note Purchase Agreement.

         The undersigned hereby requests that an Advance be made in the aggregate principal amount of $___________ on ____________, 19___.

         The undersigned hereby certifies that (i) the Aggregate Asset Amount as of the date hereof is an amount equal to $______________ , (ii) the Enhancement Amount as of the date hereof is an amount equal to $______________ and (iii) the CP Borrowing Base as of the date hereof is an amount equal to $________.

         The undersigned hereby acknowledges that the delivery of this Advance Request and the acceptance by undersigned of the proceeds of the Advance requested hereby constitute a representation and warranty by the undersigned that, on the date of such Advance, and before and after giving effect thereto and to the application of the proceeds therefrom, all conditions set forth in Section 6.03 of the Note Purchase Agreement have been satisfied and all statements set forth in Section 5.01 of the Note Purchase Agreement are true and correct.

         The undersigned agrees that if prior to the time of the Advance requested hereby any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify both you and the Note Purchaser. Except to the extent, if any, that prior to the time of the Advance requested hereby you and the Note Purchaser shall receive written notice to the contrary from the undersigned, each matter certified to herein shall be deemed once again to be certified as true and correct at the date of such Advance as if then made.

         Please wire transfer the proceeds of the Advance to the following account pursuant to the following instructions:

                         [insert payment instructions]

         The undersigned has caused this Advance Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Officer this ____ day of __________, 19___.


                                        RENTAL CAR FINANCE CORP.


                                        By:
                                           ------------------------------------
                                           Title:
                                                 ------------------------------





                                      -2-